Exhibit 99.1

ActivCard Reports Preliminary Fiscal 2005 Fourth Quarter Financial Results

FREMONT, Calif., October 27, 2005 — ActivCard Corp. (Nasdaq: ACTI), a global leader in Digital Identity Assurance, today announced preliminary financial results for its fourth quarter of fiscal 2005 ended September 30, 2005.

Based on preliminary information available at this time, revenue for the fourth fiscal quarter is expected to be approximately $9.4 million, compared to previous guidance of $12.0 to $13.0 million. Sales and marketing, research and development, and general and administrative expenses are expected to be approximately $14.0 million compared to previous guidance of $14.0 to $15.0 million. Cash and short-term investments at September 30, 2005 were $153.5 million compared to $177.8 million at June 30, 2005, a decline of $24.3 million, of which $21.0 million was the cash consideration used in the acquisition of Protocom in August 2005.

“We are disappointed with the shortfall in our revenue this quarter. Several orders in the U.S. Federal Government and in Europe were delayed and did not close during the quarter as expected. Additionally, even though we received the cash payment from our Novell OEM agreement as expected, we were only able to recognize a small portion of the payment as revenue due to certain U.S. GAAP purchase accounting considerations,” said Ben C. Barnes, Chief Executive Officer of ActivCard. “During the quarter we made improvements in our overall cost structure allowing us to reduce expenses, completed the integration of Protocom, and executed a reduction in force as part of our planned and ongoing restructuring,” continued Mr. Barnes.

Conference Call

ActivCard will hold a conference call at 2 p.m. Pacific TimeTuesday, November 15, 2005 to discuss the complete financial results for the quarter and fiscal year ended September 30, 2005. The call may be accessed by dialing 1-877-292-2820 domestically or 1-706-679-4390 for international callers. A live web cast of the conference call will also be available on the investor relations section of the Company’s website at www.activcard.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately one hour after the conclusion of the call. The audio replay will remain available until November 23, 2005, 9 p.m. Pacific Time and can be accessed by dialing 1-800-642-1687 or 1-706-645-9291 and entering pass code 1525290.

About ActivCard

ActivCard is a global provider of digital identity assurance solutions that allow customers to issue, use and manage trusted digital identities to enable secure transactions, communication and access to information. ActivCard’s solutions include secure remote access, single sign-on, enterprise access cards, and multi-channel identification and verification. Globally, over ten million users at corporations, government agencies, and financial institutions use ActivCard solutions to safely and efficiently interact electronically. Headquartered in Fremont, California, ActivCard has development centers in the U.S., Australia, France, and the United Kingdom, and sales and service centers in more than ten countries. For more information, visit www.activcard.com.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to revenue fluctuations from quarter to quarter, future revenues and contract wins, the integration of acquired business and technologies, operating expenses and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from ActivCard and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

NOTE: ActivCard is a registered trademark in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

SOURCE ActivCard Corp.

Ragu Bhargava of ActivCard Corp., +1-510-574-0100, or rbhargava@activcard.com;

or Maria Riley of Sapphire Investor Relations, LLC, +1-415-399-9345, or

maria@sapphireinvestorrelations.com, for ActivCard Corp.